EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement on Form S-1 (File No. 333-174113), Form S-3 (File No. 333-156563), and the registration statements on Form S-8 (File No. 333-2320, File No. 333-127134 and File No. 333-17065) of the Southern Missouri Bancorp, Inc. 1994 and 2003 Stock Option Plans and the Southern Bank 401(k) Retirement Plan of Southern Missouri Bancorp, Inc. of our report dated September 21, 2011 with respect to the consolidated financial statements of Southern Missouri Bancorp, Inc., which report appears in this Annual Report on Form 10-K of Southern Missouri Bancorp, Inc. for the year ended June 30, 2011.

/s/ BKD, LLP

Decatur, Illinois
September 21, 2011